Mail Stop 3561


								March 15, 2006


By U.S. Mail

Mark Leland
Chief Financial Officer
El Paso Corporation
1001 Louisiana Street
Houston, TX 77002

		Re:	Southern Natural Gas Company
			Form 10-K for the year ended December 31, 2004
			Filed March 29, 2005
			File No. 1-2745


Dear Mr. Leland:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

							Sincerely,




							Michael Moran, Esq.
Branch Chief